Exhibit 99.1

FOR RELEASE, Thursday, January 7, 2016	For Further Information Contact:
3:30 a.m. Pacific Standard Time	Katoiya Marshall, Investor Relations Contact
(310) 893-7446 or kmarshall@kbhome.com
Susan Martin, Media Contact
(310) 231-4142 or smartin@kbhome.com
KB HOME REPORTS 2015 FOURTH QUARTER AND FULL YEAR RESULTS
Fourth Quarter Revenues Up 24% to $986 Million; Pretax Income Up Significantly to $70 Million
Backlog Value Increases 40% to $1.3 Billion
LOS ANGELES (January 7, 2016) — KB Home (NYSE: KBH), one of the nation’s largest and most recognized homebuilders, today reported results for its fourth quarter and year ended November 30, 2015. Highlights and developments include the following:
Three Months Ended November 30, 2015

•	Total revenues grew 24% from the year-earlier quarter to $985.8 million, marking the Company’s 17th consecutive quarter of year-over-year revenue increases.

◦	Housing revenues rose 25% to $979.8 million from $783.5 million in the fourth quarter of 2014, driven by increased delivery volume and a higher overall average selling price.

▪	The Company delivered 2,580 homes, up 16% from 2,229 a year ago, representing its highest number of fourth-quarter deliveries since 2009.

▪
The overall average selling price of $379,800 rose 8% from $351,500 in the year-earlier quarter, reflecting increases in each of the Company’s four regions, including double-digit increases in the Southwest and Central regions.

◦	Land sale revenues totaled $2.3 million, compared to $9.3 million in the fourth quarter of 2014.

▪
Homebuilding operating income increased to $70.4 million from $30.0 million in the corresponding quarter of 2014. The current quarter included $5.1 million of inventory impairment and land option contract abandonment charges, while the year-earlier quarter included $34.2 million of inventory impairment charges.

◦	The Company’s housing gross profit margin of 17.2% improved 100 basis points from the third quarter of 2015 and was essentially flat with the year-earlier quarter. The current quarter housing gross profit margin included approximately 50 basis points of inventory impairment and land option contract abandonment charges.

▪
The Company’s adjusted housing gross profit margin, which excludes the amortization of previously capitalized interest associated with housing operations and housing inventory impairment and land option contract abandonment charges, was 22.2%, representing a 110 basis-point improvement from the third quarter of 2015 and a 50 basis-point decrease from the fourth quarter of 2014. The year-over-year adjusted housing gross profit margin comparison for the current period improved by 180 basis points relative to the year-over-year comparison for the first quarter of 2015.

◦
Selling, general and administrative expenses represented 10.0% of housing revenues, a 190 basis-point improvement compared to the third quarter of 2015 and 50 basis-point improvement from the year-earlier quarter. It was the Company’s lowest fourth-quarter ratio since 2007.

•	Interest expense of $4.0 million decreased slightly from $4.5 million in the year-earlier quarter, largely due to a higher amount of the Company’s inventory qualifying for interest capitalization.

•
The Company’s financial services operations generated pretax income of $4.1 million, up from $3.4 million in the fourth quarter of 2014, reflecting an increase in the equity in income from Home Community Mortgage, LLC, the Company’s mortgage banking joint venture.

•	The Company’s pretax income increased to $69.9 million, its highest fourth-quarter level since 2005 and a 144% increase from the $28.6 million reported in the year-earlier quarter.

•
Net income totaled $44.0 million, or $.43 per diluted share, versus $852.8 million, or $8.36 per diluted share a year ago. The 2014 fourth-quarter result reflected the Company’s reversal of $825.2 million of its deferred tax asset valuation allowance.

◦
Income tax expense for the current quarter was $25.9 million and represented an effective tax rate of 37.0%. The income tax benefit of $824.2 million in the year-earlier quarter included the impact of the deferred tax asset valuation allowance reversal.

Twelve Months Ended November 30, 2015

•	Total revenues increased to $3.03 billion, up 26% from $2.40 billion in the year-earlier period.

◦	Housing revenues rose 23% to $2.91 billion from $2.37 billion in 2014.

▪	Homes delivered increased 14% to 8,196, compared to 7,215 a year ago.

▪	The overall average selling price of $354,800 rose 8% from $328,400 in the prior year.

◦	Land sale revenues increased to $112.8 million from $20.0 million in 2014.

•	Homebuilding operating income of $138.6 million rose 20% from $116.0 million in 2014.

•	Pretax income increased 34% to $127.0 million, up from $94.9 million a year ago.

•	Net income totaled $84.6 million, or $.85 per diluted share, compared to $918.3 million, or $9.25 per diluted share in 2014.

◦
Income tax expense totaled $42.4 million and represented an effective tax rate of 33.4% in 2015. The effective tax rate reflects the favorable impact of federal energy tax credits the Company earned from building energy efficient homes. The Company’s income tax benefit of $823.4 million in 2014 reflected the impact of the deferred tax asset valuation allowance reversal.

Backlog and Net Orders

•
The dollar value of homes in backlog grew 40% to $1.28 billion at November 30, 2015 from $914.0 million at November 30, 2014, reflecting substantial increases in each of the Company’s four regions. These increases ranged from 15% in the West Coast region to 104% in the Southwest region.

◦	The number of homes in backlog at November 30, 2015 increased 36% to 3,966, compared to 2,909 a year ago.

◦	The Company’s ending backlog, in terms of both homes and value, reached its highest fourth-quarter level since 2007.

•
The value of the Company’s fourth-quarter net orders increased 15% to $675.8 million from $587.4 million in the year-earlier quarter. The Company’s net order value has now increased year over year for 15 consecutive quarters.

◦	Each of the Company’s four regions produced year-over-year growth in net order value, ranging from 8% in the West Coast region to 30% in the Southeast region.

•	Net orders for the current quarter grew 10% to 1,882, compared to 1,706 in the year-earlier quarter.

◦	The cancellation rate as a percentage of gross orders improved to 32% from 37% for the fourth quarter of 2014, and as a percentage of beginning backlog improved to 19% versus 29% a year ago.

◦
The Company’s overall average community count for the fourth quarter increased 17% to 250, compared to 214 for the year-earlier quarter. At November 30, 2015, the Company had 247 communities open for sales, up 9% from 227 communities a year ago.

•	Net order value for the year rose 26% from the previous year, reflecting a 22% increase in net orders to 9,253, the Company’s highest annual net orders since 2007.

Balance Sheet

•	Cash, cash equivalents and restricted cash totaled $568.4 million at November 30, 2015 and $383.6 million at November 30, 2014.

•	Inventories increased to $3.31 billion at November 30, 2015 from $3.22 billion at November 30, 2014, reflecting the Company’s investments in land acquisition and development during 2015.

◦	The Company’s investments in land acquisition and development totaled $967.2 million in 2015 and $1.47 billion in 2014.

◦	At November 30, 2015, the Company owned or controlled 47,399 lots, of which 38,060 lots were owned and 9,339 lots were controlled under land option contracts.

•	Notes payable totaled $2.63 billion at November 30, 2015, compared to $2.58 billion at November 30, 2014.

◦	The Company had no cash borrowings outstanding under its unsecured revolving credit facility as of November 30, 2015.

◦
The Company’s ratio of debt to capital was 60.8% as of November 30, 2015 and 61.8% as of November 30, 2014. The ratio of net debt to capital was 54.9% at November 30, 2015 and 57.9% at November 30, 2014.

Management Comments
“Our fourth-quarter results represent a strong finish to a successful year for KB Home, where we generated substantial improvement in many key metrics, including our highest fourth-quarter pretax income since 2005,” said Jeffrey Mezger, president and chief executive officer. “In 2015, we achieved measurable growth and profitability, advanced our core strategies and continued to invest in our operating platform. Of particular importance, we effectively targeted and executed on key initiatives that accelerated our revenues and earnings in the second half of the year and produced sequential improvement in our housing gross profit margin as 2015 progressed.”
“While inclement weather and trade shortages in certain markets tempered our fourth-quarter deliveries and revenues, we have a positive rhythm in our business and substantial momentum as we enter 2016,” continued Mezger. “With our higher backlog giving us strong visibility for potential future deliveries and revenues, and housing market conditions expected to remain generally healthy, we believe we are well-positioned strategically, financially and operationally for further success in 2016. As we move forward, we will remain focused on executing on our strategy, providing an outstanding customer experience, and creating stockholder value.”

Earnings Conference Call
The conference call on the fourth quarter 2015 earnings will be broadcast live TODAY at 8:30 a.m. Pacific Standard Time, 11:30 a.m. Eastern Standard Time. To listen, please go to the Investor Relations section of the Company’s website at www.kbhome.com.
About KB Home
KB Home is one of the largest and most recognized homebuilders in the United States and an industry leader in sustainability, building innovative and highly energy- and water-efficient new homes. Founded in 1957 and the first NYSE-listed homebuilder (ticker symbol: KBH), the company has built nearly 600,000 homes for families from coast to coast. Distinguished by its personalized homebuilding approach, KB Home lets each buyer choose their lot location, floor plan, décor choices, design features and other special touches that matter most to them. To learn more about KB Home, call 888-KB-HOMES, visit www.kbhome.com or connect on Facebook.com/KBHome or Twitter.com/KBHome.
Forward-Looking and Cautionary Statements
Certain matters discussed in this press release, including any statements that are predictive in nature or concern future market and economic conditions, business and prospects, our future financial and operational performance, or our future actions and their expected results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance. We do not have a specific policy or intent of updating or revising forward-looking statements. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The most important risk factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to the following: general economic, employment and business conditions; population growth, household formations and demographic trends; adverse market conditions, including an increased supply of unsold homes, declining home prices and greater foreclosure and short sale activity, among other things, that could negatively affect our consolidated financial statements, including due to additional impairment or land option contract abandonment charges, lower revenues and operating and other losses; conditions in the capital, credit and financial markets (including residential mortgage lending standards, the availability of residential mortgage financing and mortgage foreclosure rates); material prices and availability; trade costs and availability; changes in interest rates; inflation; our debt level, including our ratio of debt to capital, and our ability to adjust our debt level, maturity schedule and structure and to access the equity, credit, capital or other financial markets or other external financing sources, including raising capital through the public or private issuance of common stock, debt or other securities, and/or project financing, on favorable terms; our compliance with the terms and covenants of our revolving credit facility; weak or declining consumer confidence, either generally or specifically with respect to purchasing homes; competition for home sales from other sellers of new and resale homes, including lenders and other sellers of homes obtained through foreclosures or short sales; weather events, significant natural disasters and other climate and environmental factors, including the severe prolonged serious drought and related water-constrained conditions in the southwest United States and California; government actions, policies, programs and regulations directed at or affecting the housing market (including the Dodd-Frank Act, tax credits, tax incentives and/or subsidies for home purchases, tax deductions for residential mortgage interest payments and property taxes, tax exemptions for profits on home sales, programs intended to modify existing mortgage loans and to prevent mortgage foreclosures and the standards, fees and size limits applicable to the purchase or insuring of mortgage loans by government-sponsored enterprises and government agencies), the homebuilding industry, or construction activities; decisions regarding federal fiscal and monetary policies, including those relating to taxation, government spending, interest rates and economic stimulus measures; the availability and cost of land in desirable areas; our warranty claims experience with respect to homes previously delivered and actual warranty costs incurred, including our warranty claims and costs experience at certain of our communities in Florida; costs and/or charges arising from regulatory compliance requirements or from legal, arbitral or regulatory proceedings, investigations, claims or settlements, including unfavorable outcomes in any such matters resulting in actual or potential monetary damage awards, penalties, fines or other direct or indirect payments, or injunctions, consent decrees or other voluntary or involuntary restrictions or adjustments to our business operations or practices that are beyond our current expectations and/or accruals; our ability to use/realize the net deferred tax assets we have generated; our ability to successfully implement our current and planned strategies and initiatives with respect to product, geographic and market positioning (including our efforts to expand our inventory base/pipeline with desirable land positions or interests at reasonable cost and to expand our community count, open additional communities for sales, sell higher-priced homes and more design options, increase the size and value of our backlog, and our operational and investment concentration in markets in California), revenue growth, asset optimization (including by effectively balancing home sales prices and sales pace in our communities), asset activation and/or monetization, local field management and talent investment, containing and leveraging overhead costs, gaining share and scale in our served markets and increasing our housing gross profit margins and profitability; consumer traffic to our new home communities and consumer interest in our product designs and offerings, particularly from higher-income consumers; cancellations and our ability to realize our backlog by converting net orders to home deliveries and revenues; our home sales and delivery performance, particularly in key markets in California; our ability to generate cash from our operations, enhance our asset efficiency, increase our operating income margin and/or improve our return on invested capital; the manner in which our homebuyers are offered and whether they are able to obtain residential mortgage loans and mortgage banking services, including from Home Community Mortgage; the performance of Home Community Mortgage; information technology failures and data security breaches; and other events outside of our control. Please see our periodic reports and other filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to our business.

# # #
(Tables Follow)
# # #

KB HOME
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Twelve Months and Three Months Ended November 30, 2015 and 2014
(In Thousands, Except Per Share Amounts)

	Twelve Months		Three Months
	2015	2014	2015	2014
Total revenues	$3,032,030	$2,400,949	$985,783	$796,041
Homebuilding:
Revenues	$3,020,987	$2,389,643	$982,091	$792,749
Costs and expenses	(2,882,366)	(2,273,674)	(911,712)	(762,701)
Operating income	138,621	115,969	70,379	30,048
Interest income	458	443	116	50
Interest expense	(21,856)	(30,750)	(4,006)	(4,461)
Equity in income (loss) of unconsolidated joint ventures	(1,804)	741	(624)	(420)
Homebuilding pretax income	115,419	86,403	65,865	25,217
Financial services:
Revenues	11,043	11,306	3,692	3,292
Expenses	(3,711)	(3,446)	(909)	(883)
Equity in income of unconsolidated joint ventures	4,292	686	1,269	975
Financial services pretax income	11,624	8,546	4,052	3,384
Total pretax income	127,043	94,949	69,917	28,601
Income tax benefit (expense)	(42,400)	823,400	(25,900)	824,200
Net income	$84,643	$918,349	$44,017	$852,801
Earnings per share:
Basic	$.92	$10.26	$.48	$9.25
Diluted	$.85	$9.25	$.43	$8.36
Weighted average shares outstanding:
Basic	92,054	89,265	92,200	91,902
Diluted	102,857	99,314	102,844	101,831

KB HOME
CONSOLIDATED BALANCE SHEETS
(In Thousands)

	November 30, 2015	November 30, 2014
Assets
Homebuilding:
Cash and cash equivalents	$559,042	$356,366
Restricted cash	9,344	27,235
Receivables	152,682	125,488
Inventories	3,313,747	3,218,387
Investments in unconsolidated joint ventures	71,558	79,441
Deferred tax assets, net	782,196	825,232
Other assets	112,774	114,915
	5,001,343	4,747,064
Financial services	14,028	10,486
Total assets	$5,015,371	$4,757,550

Liabilities and stockholders’ equity
Homebuilding:
Accounts payable	$183,770	$172,716
Accrued expenses and other liabilities	513,414	409,882
Notes payable	2,625,536	2,576,525
	3,322,720	3,159,123
Financial services	1,817	2,517
Stockholders’ equity	1,690,834	1,595,910
Total liabilities and stockholders’ equity	$5,015,371	$4,757,550

KB HOME
SUPPLEMENTAL INFORMATION
For the Twelve Months and Three Months Ended November 30, 2015 and 2014
(In Thousands, Except Average Selling Price)

	Twelve Months		Three Months
	2015	2014	2015	2014
Homebuilding revenues:
Housing	$2,908,236	$2,369,633	$979,841	$783,460
Land	112,751	20,010	2,250	9,289
Total	$3,020,987	$2,389,643	$982,091	$792,749

	Twelve Months		Three Months
	2015	2014	2015	2014
Homebuilding costs and expenses:
Construction and land costs
Housing	$2,433,683	$1,940,100	$811,153	$647,876
Land	105,685	45,551	2,239	32,517
Subtotal	2,539,368	1,985,651	813,392	680,393
Selling, general and administrative expenses	342,998	288,023	98,320	82,308
Total	$2,882,366	$2,273,674	$911,712	$762,701

	Twelve Months		Three Months
	2015	2014	2015	2014
Interest expense:
Interest incurred	$186,885	$171,541	$46,096	$44,500
Interest capitalized	(165,029)	(140,791)	(42,090)	(40,039)
Total	$21,856	$30,750	$4,006	$4,461

	Twelve Months		Three Months
	2015	2014	2015	2014
Other information:
Depreciation and amortization	$11,149	$9,544	$2,736	$2,621
Amortization of previously capitalized interest	143,255	90,804	43,767	31,333

	Twelve Months		Three Months
	2015	2014	2015	2014
Average selling price:
West Coast	$587,000	$569,700	$617,600	$611,700
Southwest	284,600	271,100	295,300	255,400
Central	252,200	223,800	269,400	234,500
Southeast	281,900	263,600	291,100	279,300
Total	$354,800	$328,400	$379,800	$351,500

KB HOME SUPPLEMENTAL INFORMATION For the Twelve Months and Three Months Ended November 30, 2015 and 2014 (Dollars in Thousands)

	Twelve Months		Three Months
	2015	2014	2015	2014
Homes delivered:
West Coast	2,258	1,913	760	625
Southwest	1,311	736	423	215
Central	3,183	3,098	971	931
Southeast	1,444	1,468	426	458
Total	8,196	7,215	2,580	2,229

	Twelve Months		Three Months
	2015	2014	2015	2014
Net orders:
West Coast	2,403	2,086	517	468
Southwest	1,592	872	287	282
Central	3,536	3,239	672	652
Southeast	1,722	1,370	406	304
Total	9,253	7,567	1,882	1,706

	Twelve Months		Three Months
	2015	2014	2015	2014
Net order value:
West Coast	$1,378,644	$1,217,590	$290,469	$267,796
Southwest	455,918	230,632	87,524	75,040
Central	943,568	755,684	184,976	157,673
Southeast	477,040	376,045	112,871	86,866
Total	$3,255,170	$2,579,951	$675,840	$587,375

	November 30, 2015		November 30, 2014
	Backlog Homes	Backlog Value	Backlog Homes	Backlog Value
Backlog data:
West Coast	738	$407,972	593	$355,651
Southwest	605	167,425	324	82,140
Central	1,842	494,836	1,489	334,007
Southeast	781	211,245	503	142,227
Total	3,966	$1,281,478	2,909	$914,025

KB HOME
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
For the Twelve Months and Three Months Ended November 30, 2015 and 2014
(In Thousands, Except Percentages)
This press release contains, and Company management’s discussion of the results presented in this press release may include, information about the Company’s adjusted housing gross profit margin and ratio of net debt to capital, both of which are not calculated in accordance with generally accepted accounting principles (“GAAP”). The Company believes these non-GAAP financial measures are relevant and useful to investors in understanding its operations and the leverage employed in its operations, and may be helpful in comparing the Company with other companies in the homebuilding industry to the extent they provide similar information. However, because the adjusted housing gross profit margin and the ratio of net debt to capital are not calculated in accordance with GAAP, these financial measures may not be completely comparable to other companies in the homebuilding industry and, therefore, should not be considered in isolation or as an alternative to operating performance and/or financial measures prescribed by GAAP. Rather, these non-GAAP financial measures should be used to supplement their respective most directly comparable GAAP financial measures in order to provide a greater understanding of the factors and trends affecting the Company’s operations.
Adjusted Housing Gross Profit Margin
The following table reconciles the Company’s housing gross profit margin calculated in accordance with GAAP to the non-GAAP financial measure of the Company’s adjusted housing gross profit margin:

	Twelve Months		Three Months
	2015	2014	2015	2014
Housing revenues	$2,908,236	$2,369,633	$979,841	$783,460
Housing construction and land costs	(2,433,683)	(1,940,100)	(811,153)	(647,876)
Housing gross profits	474,553	429,533	168,688	135,584
Add: Amortization of previously capitalized interest associated with housing operations	126,817	90,804	43,767	31,333
Housing inventory impairment and land option contract abandonment charges	9,591	12,788	5,075	10,985
Adjusted housing gross profits	$610,961	$533,125	$217,530	$177,902
Housing gross profit margin as a percentage of housing revenues	16.3%	18.1%	17.2%	17.3%
Adjusted housing gross profit margin as a percentage of housing revenues	21.0%	22.5%	22.2%	22.7%

Adjusted housing gross profit margin is a non-GAAP financial measure, which the Company calculates by dividing housing revenues less housing construction and land costs excluding (a) amortization of previously capitalized interest associated with housing operations and (b) housing inventory impairment and land option contract abandonment charges recorded during a given period, by housing revenues. The most directly comparable GAAP financial measure is housing gross profit margin. The Company believes adjusted housing gross profit margin is a relevant and useful financial measure to investors in evaluating the Company’s performance as it measures the gross profits the Company generated specifically on the homes delivered during a given period. This non-GAAP financial measure isolates the impact that the amortization of previously capitalized interest associated with housing operations, and housing inventory impairment and land option contract abandonment charges have on housing gross profit margins, and allows investors to make comparisons with the Company’s competitors that adjust housing gross profit margins in a similar manner. The Company also believes investors will find adjusted housing gross profit margin relevant and useful because it represents a profitability measure that may be compared to a prior period without regard to variability of the amortization of previously capitalized interest associated with housing operations, and housing inventory impairment and land option contract abandonment charges. This financial measure assists management in making strategic decisions regarding product mix, product pricing and construction pace.

KB HOME
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In Thousands, Except Percentages)
Ratio of Net Debt to Capital
The following table reconciles the Company’s ratio of debt to capital calculated in accordance with GAAP to the non-GAAP financial measure of the Company’s ratio of net debt to capital:

	November 30, 2015	November 30, 2014
Notes payable	$2,625,536	$2,576,525
Stockholders’ equity	1,690,834	1,595,910
Total capital	$4,316,370	$4,172,435
Ratio of debt to capital	60.8%	61.8%

Notes payable	$2,625,536	$2,576,525
Less: Cash and cash equivalents and restricted cash	(568,386)	(383,601)
Net debt	2,057,150	2,192,924
Stockholders’ equity	1,690,834	1,595,910
Total capital	$3,747,984	$3,788,834
Ratio of net debt to capital	54.9%	57.9%
The ratio of net debt to capital is a non-GAAP financial measure, which the Company calculates by dividing notes payable, net of homebuilding cash and cash equivalents and restricted cash, by capital (notes payable, net of homebuilding cash and cash equivalents and restricted cash, plus stockholders’ equity). The most directly comparable GAAP financial measure is the ratio of debt to capital. The Company believes the ratio of net debt to capital is a relevant and useful financial measure to investors in understanding the leverage employed in the Company’s operations.